Exhibit 2.3

October 7, 2003

VIA FACSIMILE AND CERTIFIED MAIL

Conspiracy Entertainment Holdings, Inc.

(formerly known as Lance Systems, Inc.)

c/o Luke Zouvas, Esq.

835 Gage Drive

San Diego, California 92106

Gentlemen:

Reference is hereby made to the following agreements:

(a)	Share Exchange Agreement (the “Exchange Agreement”), dated as of May 29, 2003, among Lance Systems, Inc. (the “Corporation”), Conspiracy Entertainment Corporation (“Conspiracy”), Wallace Boyack and John Spicer; and

(b)	Closing Agreement (the “Closing Agreement”), dated as of August 11, 2003, among Lance, Conspiracy, Wallace Boyack and John Spicer.

Conspiracy and its shareholders signing below hereby provide notice to Conspiracy Entertainment Holdings, Inc. (formerly known as Lance Systems, Inc.), and Mr. Zouvas, legal counsel to the Corporation, of the following items:

1. In connection with the Closing Agreement, Conspiracy hereby acknowledges that the conditions subsequent (set forth in Section 2 of the Closing Agreement) to the closing of the transactions contemplated by the Exchange Agreement either (i) have been satisfied or (ii) are, in reliance upon, among other things, the corporation’s representation that Conspiracy will receive imminently the accountant’s certification described in Section 2(d) of the Closing Agreement (and Section 6.2(l) of the Exchange Agreement), hereby waived as of the date of this letter. Accordingly, from and after the date hereof, the Exchange Agreement, and the share exchange contemplated thereby, shall be deemed to have closed and be consummated as of the date of August 11, 2003.

2. Based upon the satisfaction and/or waiver of conditions contained in the Closing Agreement described in Paragraph 1 above and the consummation of the transactions contemplated by the Exchange Agreement, the following individuals hereby assume, effective from and after the date hereof, all of the directorships of the Corporation (pursuant to the instruments previously signed by the undersigned to effect such assumption):

Sirus Ahmadi

Randy Broweleit

Keith Tanaka

Concurrently with the aforementioned assumption of directorships, each of the current directors of the Corporation resigns from his position as a director of the Corporation and John Spicer, as representative for the current directors, acknowledges each such resignation by signing below where indicated.

3. Based upon the satisfaction and/or waiver of conditions contained in the Closing Agreement described in Paragraph 1 above and the consummation of the transactions contemplated by the Exchange

Conspiracy Entertainment Holdings, Inc.

October 7, 2003

Agreement, each of the following individuals hereby assumes, effective from and after the date hereof, those officerships of the Corporation set forth directly across from his name below:

Sirus Ahmadi	President and Chief Executive Officer
Keith Tanaka	Chief Financial Officer and Secretary

Concurrently with the aforementioned assumption of officerships, each of the current officers of the Corporation resigns from his officership(s) and John Spicer, as representative for the current officers, hereby acknowledges each such resignation by signing below where indicated.

4. Based upon the satisfaction and/or waiver of conditions contained in the Closing Agreement described in Paragraph 1 above and the consummation of the transactions contemplated by the Exchange Agreement, Mr. Zouvas should direct the Corporation’s stock transfer agent to immediately issue shares of the Corporation’s Common Stock, and stock certificates of the Corporation evidencing such shares, to each of the following individuals in the number set forth across from his name below:

Sirus Ahmadi	14,799,131
Keith Tanaka	2,155,290
Volker Eloesser	2,463,189
Jonathan Jevons	2,155,290

Please confirm your acknowledgement and understanding of the foregoing by signing this letter in the spaces provided below and returning a fully executed copy to Keith Tanaka by facsimile at 310-260-1450 and by mail.

Very truly yours,

CONSPIRACY ENTERTAINMENT CORPORATION

By:	/s/ SIRUS AHMADI	/s/ KEITH TANAKA

	Sirus Ahmadi, President	Keith Tanaka

	/s/ RANDY BROWELEIT	/s/ SIRUS AHMADI

	Randy Broweleit	Sirus Ahmadi

ACKNOWLEDGED AND AGREED:

CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

(formerly Lance Systems, Inc.)

By:

John Spicer, President

John Spicer	Luke Zouvas, Esq., Legal Counsel to the Corporation